Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports Record Third Quarter 2003 Sales of $85.0 Million, an increase of 12.8%,  and  Earnings of $17.8 Million, an increase of 25.6%

LAURELTON, N.Y., October 23, 2003 - Eon Labs, Inc. (Nasdaq: ELAB) today reported net income of $17.8 million for the third quarter ended September 30, 2003, compared to $14.2 million in the comparable quarter in 2002, an increase of 25.6%.  For the nine months ended September 30, 2003, net income was $51.0 million, compared to $30.0 million in the comparable period in 2002, an increase of 69.7%.

Diluted earnings per share was $0.39 for the third quarter ended September 30, 2003, compared to $0.31 per share in the comparable quarter in 2002, an increase of 25.8%.  For the nine months ended September 30, 2003, diluted earnings per share was $1.13, compared to $0.77 per share in the comparable period in 2002, an increase of 46.8%.  The nine months ended September 30, 2003 included the recovery of legal fees of $3.5 million, as reported in the second quarter, which increased earnings by $0.05 per share.

Net sales were $85.0 million for the third quarter ended September 30, 2003, compared to $75.4 million in the comparable quarter in 2002, an increase of 12.8%.  The higher sales were primarily attributable to an overall increase in unit volumes of existing products plus the recent introductions in June 2003 of Mirtazipine and in September 2003 of Midodrine HCl.  Net sales were $234.5 million for the nine months ended September 30, 2003, compared to $175.5 million in the comparable period in 2002, an increase of 33.6%.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “We attribute the record $85 million in sales in the quarter to our increasing presence in a generally strong generic market, bolstered by the introduction of another first to market product, Midodrine, the generic alternative to ProAmantine®.  We are confident that we will continue our long-term growth as we have already filed 11 ANDAs this year which is ahead of our goal, and plan to file several more applications before the end of the year.”

The Company has 21 ANDAs pending with the FDA, including 3 tentative approvals and one approvable application.  Additionally, the Company has a final approval for Omeprazole 10mg and 20mg capsules that is still the subject of pending litigation.  Total annual brand sales exceed $9.1 billion for these products.

The Company expects net sales and diluted earnings per share for the fourth quarter to be between $75 million and $80 million and $0.33 and $0.36 per share, respectively.  For the full year 2003, the Company estimates net sales and diluted earnings per share to be between $310 million and $315 million and $1.46 and $1.49 per share, respectively.

 FINANCIAL REVIEW

Gross profit as a percentage of net sales was 56.0% for the third quarter ended September 30, 2003 compared to 53.4% in the comparable quarter in 2002.  The gross margin for the quarter ended September 30, 2003 reflected the benefit of lower costs on certain raw materials while the gross margin in 2002 was unfavorably impacted by an increase in inventory reserves.

Research and Development expenses increased by 66.4% to $6.6 million for the third quarter ended September 30, 2003, compared to $4.0 million in the comparable quarter in 2002.  The increased R&D spending was primarily attributed to increased bio-studies and expenses relating to the completion of defined milestones under third-party product development agreements. These increases reflect an acceleration of the Company’s product development program.

Other selling, general and administrative expenses decreased by $0.7 million to $10.7 million for the third quarter ended September 30, 2003, compared to $11.4 million in the comparable quarter in 2002.  The decrease is primarily attributable to reduced legal expenses principally related to phentermine litigation and lower amortization of unearned deferred stock based compensation.

There was no interest expense for the quarter ended September 30, 2003 due to the extinguishment of debt during the first quarter of 2003.  Interest expense in the comparable quarter of 2002 was $0.3 million.

The effective tax rate for the quarter ended September 30, 2003 was 40.0%, down from 41.0% in the comparable quarter in 2002 principally due to lower state and local taxes.

In order to provide a basis by which to compare our results in the current quarter and the nine months ended September 30, 2003 with results for the comparable periods in 2002, we have adjusted net income as presented under Generally Accepted Accounting Principles (GAAP) for the following items:  deferred stock based compensation, expenses for research and development contracts unrelated to our business that were transferred prior to our IPO and interest expense on related party debt that was paid or exchanged in connection with our IPO.  In addition, and in order to provide comparability between Eon and other companies in our sector, adjusted net income also excludes amortization of pushdown intangible assets that arose from the acquisition in December 2000 of the remaining 50% interest in Eon by Hexal Pharmaceuticals, Inc. On an as adjusted basis, net income for the third quarter ended September 30, 2003 would have been $18.4 million, as compared to $14.9 million for the comparable quarter in 2002, an increase of 23.5%. For the nine months ended September 30, 2003, on an as adjusted basis, net income would have been $52.9 million, as compared to $34.0 million for the comparable period in 2002, an increase of 55.6%.

Eon will conduct a live audio webcast today at 10:00 a.m., Eastern Time to discuss the financial results for the third quarter of 2003.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.   Interested persons may listen to the live conference by calling toll free (800) 589-4298 (U.S. only), or (719) 457-0349 (international).  The passcode for the conference call is ELAB.  A replay of the conference call will be available until 5:00 p.m., Eastern Time on October 29, 2003 by calling toll free  (888) 203-1112 (U.S. only), or (719) 457-0820 (international).  The passcode for the replay is 601753.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website, www.eonlabs.com.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$85,011	$75,351	$234,549	$175,549
Cost of sales	37,436	35,081	106,962	83,763
Gross profit	47,575	40,270	127,587	91,786

Operating expenses:
Selling, general and administrative expenses:
Amortization of goodwill and other intangibles	940	940	2,820	2,820
Other selling, general and administrative expenses	10,698	11,399	24,751	24,627
Research and development expenses	6,612	3,974	15,934	10,240
Total operating expenses	18,250	16,313	43,505	37,687

Operating income	29,325	23,957	84,082	54,099

Other income and (expense):
Interest income	337	353	1,001	519
Interest expense	—	(310)	(300)	(3,754)
Other income, net	37	39	148	50
Total other income (expense), net	374	82	849	(3,185)

Income before income taxes	29,699	24,039	84,931	50,914
Provision for income taxes	(11,880)	(9,856)	(33,973)	(20,881)
Net income	$17,819	$14,183	$50,958	$30,033

Net income per share data:
Basic	$0.40	$0.33	$1.15	$1.44
Diluted	$0.39	$0.31	$1.13	$0.77

Weighted average common shares outstanding:
Basic	44,303,416	43,559,902	44,221,539	20,845,282
Diluted	45,254,141	45,387,515	45,241,479	39,134,205

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2003 and December 31, 2002

(Dollars in thousands)

(unaudited)

	September 30,	December 31,
ASSETS	2003	2002
Current assets
Cash and cash equivalents	$46,778	$62,323
Short-term investments	88,833	24,961
Other current assets	143,153	120,098
Total current assets	278,764	207,382

Property, plant and equipment, net	49,204	42,788
Goodwill and other intangible assets, net	73,880	76,701
Other assets	1,177	3,000
Total assets	$403,025	$329,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$86,502	$64,289
Long-term liabilities	7,255	7,428
Total liabilities	93,757	71,717
Total stockholders’ equity	309,268	258,154
Total liabilities and stockholders’ equity	$403,025	$329,871

Eon Labs, Inc.

Reconciliation of Net Income (Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income, as reported	$17.8	$14.2	$51.0	$30.0

Adjustments for comparability:
Pushdown amortization of intangibles (i)	0.9	0.9	2.8	2.8
R&D unrelated to generics (ii)	—	—	—	0.5
Interest expense on related party debt (iii)	—	—	—	2.5
Deferred stock based compensation (iv)	0.1	0.3	0.3	0.9
Tax affect of above	(0.4)	(0.5)	(1.2)	(2.7)
	0.6	0.7	1.9	4.0

Net income, as adjusted	$18.4	$14.9	$52.9	$34.0

Notes:

(i) amortization of pushdown intangible assets.

(ii) transfer of R&D contracts unrelated to generic products completed prior to the IPO.
(iii) elimination of interest on related party debt paid or exchanged at IPO.
(iv) charges related to SAR Plan converted to Stock Option Plan effective September 30, 2001.